Exhibit 16.1

May 13, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by UAM Business of Embraer, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01(a) of Form 8-K of Eve Holdings, Inc. dated May 13, 2022. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Hallandale, FL

United States